Filed Pursuant to Rule 433

Registration No. 333-179938

Medtronic, Inc.

Pricing Term Sheet

March 19, 2013

1.375% Senior Notes due 2018

2.750% Senior Notes due 2023

4.000% Senior Notes due 2043

Issuer:	Medtronic, Inc.

Trade Date:	March 19, 2013

Settlement Date:	T+5; March 26, 2013

Denominations:	$2,000 × 1,000

Joint Bookrunners:	Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC

Co-Managers:	Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc., RBS Securities Inc., UBS Securities LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC

Principal Amount:	US $1,000,000,000	US $1,250,000,000	US $750,000,000

Title:	2018 Note	2023 Note	2043 Note

Security Type:	Senior Note	Senior Note	Senior Note

Ratings:*	A2/A+ (Stable/Stable)	A2/A+ (Stable/Stable)	A2/A+ (Stable/Stable)

Maturity:	April 1, 2018	April 1, 2023	April 1, 2043

Coupon:	1.375%	2.750%	4.000%

Price to Public:	99.850%	99.765%	97.943%

Yield to Maturity:	1.406%	2.777%	4.120%

Spread to Benchmark Treasury:	T + 63 basis points	T + 88 basis points	T + 98 basis points

Benchmark Treasury:	UST 0.75% due February 28, 2018	UST 2.00% due February 15, 2023	UST 2.75% due November 15, 2042

Benchmark Treasury Yield:	0.776%	1.897%	3.140%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2013	April 1 and October 1, commencing October 1, 2013	April 1 and October 1, commencing October 1, 2013

Optional Redemption:

The issuer may redeem the 2018 Notes in whole or in part, at any time prior to April 1, 2018 (their maturity date), at a redemption price equal to the greater of:

(i) 100% of the principal amount of the 2018 Notes being redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2018 Notes to be redeemed (excluding any portion of such payments of

The issuer may redeem the 2023 Notes in whole or in part, at any time prior to January 1, 2023 (three months prior to their maturity date), at a redemption price equal to the greater of:

(i) 100% of the principal amount of the 2023 Notes being redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2023 Notes to be redeemed (excluding any portion

The issuer may redeem the 2043 Notes in whole or in part, at any time prior to October 1, 2042 (six months prior to their maturity date), at a redemption price equal to the greater of:

(i) 100% of the principal amount of the 2043 Notes being redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2043 Notes to be redeemed (excluding any portion interest accrued and paid as of the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, as described in the preliminary prospectus supplement, plus 10 basis points, plus, in each case, accrued and unpaid

interest to the date of redemption.

of such payments of interest accrued and paid as of the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, as described in the preliminary prospectus supplement, plus 12.5 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

In addition, at any time on and after January 1, 2023 (three months prior to their maturity date), we may at our option redeem the 2023 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2023 Notes being redeemed, plus accrued and unpaid interest to the date of redemption.

of such payments of interest accrued and paid as of the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, as described in the preliminary prospectus supplement, plus 15 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

In addition, at any time on and after October 1, 2042 (six months prior to their maturity date), we may at our option redeem the 2043 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2043 Notes being redeemed, plus accrued and unpaid interest to the date of redemption.

CUSIP:	585055 BA3	585055 AZ9	585055 AY2

ISIN:	US585055BA35	US585055AZ94	US585055AY20

*	An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to review, revision, suspension, reduction or withdrawal at any time by the rating agencies. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc., toll free at 888-603-5847, Deutsche Bank Securities Inc. toll free at 800-503-4611, Goldman, Sachs & Co., collect at 866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533 or Morgan Stanley & Co. LLC toll free at 1-866-718-1649.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Medtronic, Inc. on March 19, 2013 relating to its Prospectus dated March 6, 2012.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.